Exhibit 10.4

Great Plains Energy Incorporated
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

Annual Incentive Plan
Amended effective as of January 1, 2014

Objective
The Great Plains Energy Incorporated (“Great Plains Energy” or the “Company”), Kansas City Power & Light Company (“KCP&L”), and KCP&L Greater Missouri Operations Company (“GMO”) Annual Incentive Plan (the “Plan”) is designed to motivate and reward officers for the achievement of specific key financial and business goals and to also reward individual performance. By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy’s strategic business objectives.
Eligible participants shall be those officers of Great Plains Energy, KCP&L and/or GMO (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.
Awards
Awards are recommended by the Committee and approved by the independent members of the Board of Directors, and set as a percentage of the participant’s base salary. Percentages will vary based on level of responsibility, market data and internal comparisons.
Plan Year and Incentive Objectives
The fiscal year (“Plan Year”) of the Plan will be the fiscal year beginning on January 1 and ending on December 31. Within the first 90 days of the Plan Year, the Committee will recommend for approval by the independent members of the Board of Directors specific annual objectives and performance levels that are applicable to each participant. The amount of an individual participant’s award will be determined based on performance against the specific objectives and performance levels approved by the independent members of the Board of Directors. Objectives and performance levels for each Plan Year will be fixed for the Plan Year and will be changed only upon the approval of the independent members of the Board of Directors. Each participant will be provided a copy of the applicable objectives and performance levels within the first 90 days of the year, which will also be attached as an appendix to this document.
Payment of Awards
Earned awards will be payable to each participant after the completion of the Plan Year, following the determination by the Committee of the achievement level for each of the relevant objectives and the date payment will be made. The awards will be paid, in the sole discretion of the Committee, in cash, Company stock (in the form of “Bonus Shares” under the Company’s Long-Term Incentive Plan, as may be amended or restated), or a combination of cash and stock, except to the extent receipt of payment is properly deferred under the Nonqualified Deferred Compensation Plan (the “NQDC Plan”). (Note that any earned award for which a deferral election has been made under the NQDC Plan will result in a cash award being deferred, as Bonus Shares are not eligible to be deferred under such plan.)

An award for a person who becomes a participant during a Plan Year will be prorated unless otherwise determined by the Committee. A participant who retires during a Plan Year will receive a prorated award unless otherwise determined by the Committee. Prorated awards will be payable in the event of death or disability of the participant. Proration shall be calculated using the number of months elapsed in the year prior to the event, based on the following conventions: If the event occurs between the first and fifteenth day of a month, it shall be deemed to have occurred on the first of the month; and if the event occurs subsequent to the fifteenth day of a month, it shall be deemed to have occurred on the first day of the following month. A participant who terminates employment with the Company prior to the date awards are paid shall forfeit all awards unless otherwise determined by the Committee in its sole discretion.
The Company may deduct from the cash portion of the award all applicable withholding and other taxes applicable to the entire award. Such withheld amount must satisfy, but not exceed, the Company’s minimum tax withholding obligations for federal income tax purposes and the amount resulting from applying the elected state income tax rate(s) (which is subject to the Company’s approval and shall not exceed the highest marginal state tax rate(s) for the year in which the applicable vesting or payment date occurs). No Company common stock will be paid under an award until the participant (or the participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the participant or the participant’s successor may elect to have the Company retain that number of shares (valued at their Fair Market Value, as that term is defined in the Company’s Long-Term Incentive Plan, as may be amended or restated) that would satisfy the applicable withholding taxes, subject to the Committee’s continuing authority to require cash payment notwithstanding participant’s election.
To the extent the participant elects to have shares withheld to cover the applicable minimum withholding requirements, and has not already done so, the participant must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than thirty days from the grant date of the award). The participant may elect on such form to relinquish the minimum number of whole shares of Company common stock having an aggregate fair market value (as determined for tax purposes) on the applicable vesting or payment date that will fully cover the amount required to satisfy the Company’s minimum tax withholding obligations for federal income tax purposes arising on the applicable vesting or payment date and to have the Company withhold the amount resulting from applying the elected state income tax rate(s) (which is subject to the Company’s approval and shall not exceed the highest marginal state tax rate(s) for the year in which the applicable vesting or payment date occurs) in calculating the state withholding amount. To the extent no withholding election is made before the date specified, the participant is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the participant recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the participant the full number of shares.
The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances, to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv)

pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.
Administration
The Committee has the full power and authority to interpret the provisions of the Plan. The independent members of the Board of Directors have the exclusive right to terminate, modify, change, or alter the plan at any time.
Adopted by the independent members of
the Board of Directors on February 11, 2014

By:	/s/ Robert H. West
Robert H. West, Lead Director

Appendix

2014 Annual Incentive Plan Objectives and Performance Levels
	Objectives	Weighting	2014 Targets
			Threshold 50%	Target 100%	Stretch 150%	Superior 200%
Financial Objective 50% of Payout	Financial Objectives
	Earning Per Share	50%	$1.67*1	$1.70	$1.73	$1.77
Key Business Objectives 30% of Payout	Key Business Objectives
	Days Away, Restricted or Transferred (DART)	5%	1.18	0.62	0.49	0.36
			1 Safety & Health self-audit completed per month	1.5 Safety & Health self-audits completed per month	2 Safety & Health self-audits completed per month	2.5 Safety & Health self-audits completed per month
	Safety Audits	5%	92.5% of corrective action plans to be completed within 45 days or a plan to achieve	95.0% of corrective action plans to be completed within 45 days or a plan to achieve	97.5% of corrective action plans to be completed within 45 days or a plan to achieve	100% of corrective action plans to be completed within 45 days or a plan to achieve
	SAIDI (System-wide Reliability in Minutes)	5%	97.64	83.96	81.65	79.33
	Percent Equivalent Availability (Coal Units, Peak Months (Winter & Summer)	5%	83.0%	87.9%	89.3%	90.5%
	Percent Equivalent Availability (Nuclear Only)	5%	78.2%	81.3%	82.5%	83.5%
	JD Power Customer Satisfaction Index (Residential Customer Satisfaction)	5%	Top Half Tier 2	Bottom Half Tier 1	Top Half Tier 1	Top Quarter Tier 1
Individual Performance 20% of Payout	Individual Performance
	Individual Performance	20%	50%	100%	150%	200%

*1 - Financial Objective will not payout until Budget is achieved and each subsequent levels needs be earned (covered) before paid.